FILED PURSUANT TO RULE 424(b)(3)
Registration No.: 333-89692

944,100 Shares

BIOLASE TECHNOLOGY, INC.
Common Stock

This prospectus relates to the sale of up to 221,600 shares of our common stock (and associated purchase rights) by the selling stockholders identified on page 12 of this prospectus and 722,500 shares of common stock issuable upon exercise of immediately exercisable warrants to purchase common stock (and associated purchase rights) held by the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus. However, we will receive proceeds from the exercise of the warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

Our common stock is quoted on the Nasdaq National Market under the symbol “BLTI.” On October 24, 2002, the last reported sale price of our common stock was $4.70 per share.

The shares of common stock offered or sold under this prospectus involve a high degree of risk. You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing any of the shares of common stock offered under this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2002.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

BIOLASE TECHNOLOGY, INC.

In this prospectus, the terms “BioLase,” “our company,” “we,” “our,” and “us” refer to BioLase Technology, Inc.

We are a medical technology company that designs, develops, manufactures and markets advanced dental, cosmetic and surgical products. Our principal products are water and laser based systems currently focused for use in dentistry, and consist of the WaterlaseTM (HydroKinetic®) surgical cutting system used for both hard and soft tissue applications, the TwiLiteTM diode laser used solely for soft tissue applications and LaserSmileTM, an add-on application to the TwiLite laser for cosmetic teeth whitening. We also market our HydroKinetic technology for complete root canal therapy (EndoLaseTM) and for cutting, shaving, contouring and resection of oral osseous tissues (bone) (OsseoLaseTM).

In May 2002, our common stock was listed and began trading on the Nasdaq National Market. Our common stock previously traded on the Nasdaq SmallCap Market.

We were incorporated in Delaware in February 1987 as Pamplona Capital Corp., and we changed our name to PFG Dental Incorporated in July 1989. We then changed our name to Endo Technic International Corporation in August 1989, to Laser Endo Technic Corporation in August 1991, to Laser Medical Technology, Inc. in March 1992 and finally to BioLase Technology, Inc. in May 1994. Our principal executive offices are located at 981 Calle Amanecer, San Clemente, California 92673, and our telephone number is (949) 361-1200.

RISK FACTORS

Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus. Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus (including the information incorporated by reference) and in our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2001, as well as our subsequent reports on Form 10-Q and Form 8-K. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Our Business Depends on the Acceptance of Our Products, and It Is Uncertain Whether the Market Will Broadly Accept Our Products.

Our future success will depend on our ability to demonstrate to dentists and physicians the potential cost and performance advantages of our laser systems over traditional methods of treatment and, to a lesser extent, over competitive laser systems. Our products represent relatively new technologies in the dental market, and currently only represent a very small portion of the dental and medical markets. Historically, dental practitioners generally have been slow to adopt new technologies on a widespread basis. Factors that may inhibit mass adoption of laser technologies by dentists and physicians include the cost of the products, concerns about the safety, efficacy and reliability of lasers and the ability to obtain reimbursement of laser procedures under health plans. Current economic pressure may make dentists and physicians reluctant to purchase substantial capital equipment or invest in new technologies. The failure of medical lasers to achieve broad market acceptance would have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have sufficient resources to continue to successfully market our products to achieve broad market acceptance.

We Depend on a Limited Number of Suppliers, and If We Cannot Secure Alternate Suppliers, Our Business May Be Harmed.

We purchase certain raw materials and components included in our products from a limited group of qualified suppliers, and we do not have long-term supply contracts with any of our key suppliers. Our growth and ability to meet customer demand depends in part on our ability to obtain timely deliveries of materials and components from our suppliers. Certain components of our products are currently available only from a single source or limited sources. Although we believe that alternate sources of supply are available for most of our single-sourced materials and components, a change in a single or limited source supplier, or an inability to find an alternate supplier, could create manufacturing delays, disrupt sales and cash flow, and harm our reputation, any of which could adversely affect our business, financial condition and results of operations.

Our Quarterly Revenues and Operating Results May Fluctuate in Future Periods and We May Fail to Meet Expectations, Which May Cause The Price of Our Common Stock to Decline.

Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our revenues and operating results include the factors described in the subheadings below as well as:

•	the evolving and varying demand for dental and medical lasers;

•	our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of significant customer orders;

•	the introduction of new products by competitors;

•	the availability and reliability of components used to manufacture our products;

•	changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	the mix of our domestic and international sales, and the risks and uncertainties associated with our international business;

•	costs associated with any future acquisitions of technologies and businesses; and

•	general global economic and political conditions, including international conflicts and acts of terrorism.

In addition, a significant amount of our sales in any quarter may consist of sales through a single distributor. As a result, the timing of orders by this distributor may impact our quarter-to-quarter results. The loss of or a substantial reduction in orders from this distributor could seriously harm our business, financial condition and results of operations. Due to all of the factors listed above and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

We May Not Be Able to Secure Additional Financing to Meet Our Future Capital Needs.

Our line of credit expires on July 31, 2003. If we are unable to renew our line of credit at that time on acceptable terms, or at all, and we are required to repay the line of credit, absent sufficient cash flow from operations or the sale of securities, the diversion of resources for that purpose will adversely affect our operations and financial condition and our ability to achieve future growth in our net sales. In addition, during 2002 and 2003, all of our long-term debt will become due and payable. Unless we can generate sufficient cash flow from sustained profitability, we will continue to be dependent on the availability of external financing to meet our operating and capital needs, including the repayment of current debt obligations. We may not be able to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. Our inability to raise additional funds on a timely basis will make it difficult for us to achieve our business plan and will have a material adverse effect on our business, financial condition and results of operations.

We Have Significant International Sales and Are Subject to Risks Associated with Operating in International Markets.

In the past few years, international sales have comprised a significant portion of our net sales. Our international sales declined in 2001, and have not increased in 2002, and political and economic conditions outside the United States could make it difficult for us to increase our international sales or to operate abroad. In addition, in January 2002, we made a significant investment in a production facility in Germany to manufacture and service devices to be sold in Europe.

In the future, we intend to continue to pursue and expand our international business activities. International operations, including our production facility in Germany, are subject to many inherent risks, including:

•	political, social and economic instability and increased security concerns;

•	fluctuations in currency exchange rates;

•	exposure to different legal standards;

•	reduced protection for our intellectual property in some countries;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	trade restrictions;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	longer collection periods and difficulties in collecting receivables from foreign entities; and

•	potentially adverse tax consequences.

We believe that international sales will continue to represent a significant portion of our net sales, and that continued growth and profitability may require further expansion of our international operations. A substantial percentage of our international sales are denominated in the local currency. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. Other than a forward contract to offset the risk related to the amounts payable for the German production facility, we do not currently engage in any additional transactions as a hedge against risks of loss due to foreign currency fluctuations. Any of these factors may adversely affect our future international sales and, consequently, affect our business, financial condition and operating results.

If We Are Not Successful in Generating Revenue from Our German Production Facility, Our Business and Financial Condition May Be Materially Adversely Affected.

In January 2002, we committed to invest a significant amount of our available cash in purchasing a German production facility with ten employees and various contracts held by the facility. The production facility is a new operation and we will face significant challenges in integrating it with our existing business and operations, including but not limited to the following:

•	entering into service agreements for devices sold in Europe;

•	retraining existing employees in our operations, and hiring additional employees for the facility;

•	integrating the facility’s operations with our existing operations; and

•	generating German facility revenue and achieving profitability.

The German facility has a very limited operating history upon which to assess whether it will be able to meet all of the challenges required to successfully operate and generate revenue. If we are not able to develop a successful operation with revenue and profits at the German facility, we will not receive the anticipated benefits of our investment in the German facility and our business, financial condition and results of operations would be materially and adversely affected.

We are Exposed to Risks Associated with the Recent Worldwide Economic Slowdown and Related Uncertainties.

Concerns about decreased consumer confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military activity have resulted in a downturn in economic conditions, both domestically and internationally. These unfavorable economic conditions could ultimately cause a slowdown in customer orders, an increase in the number of cancellations and the rescheduling of backlog, if any. In addition, recent political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions in the U.S. and worldwide. Unstable political, social and economic conditions make it difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations could be materially and adversely affected.

If We Are Unable to Protect Our Intellectual Property Rights, Our Competitive Position Could Be Harmed or We Could Be Required to Incur Expenses to Enforce Our Rights.

Our success will depend, in part, on our ability to obtain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. However, we cannot assure you that we will be able to obtain any further patents, that any of our proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide a sustainable competitive advantage. Competitors may claim that we have infringed their current or future intellectual property rights. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Additionally, in the event an intellectual property claim against us is successful, we might not be able to obtain a license on acceptable terms or license a substitute technology or redesign our products to avoid infringement. Any of the foregoing adverse events could seriously harm our business, financial condition and results of operations.

Product Liability Claims Against Us Could Be Costly and Could Harm Our Reputation.

The sale of dental and medical products involves the inherent risk of product liability claims against us. While we currently maintain product liability insurance coverage in an amount that we believe is adequate for our level of sales, this insurance is expensive, is subject to various coverage exclusions and may not be obtainable in the future on terms acceptable to us, or at all. We do not know whether claims against us, if any, with respect to our products will be successfully defended or whether our insurance will be sufficient to cover liabilities resulting from such claims.

Rapid Changes in Technology Could Harm the Demand for Our Products or Result in Significant Additional Costs.

The markets in which our laser products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, frequent new device and pharmaceutical introductions and evolving dental and surgical techniques. These changes could render our products noncompetitive or obsolete. The success of our existing and future products is dependent on the differentiation of our products from those of our competitors, the timely introduction of new products and the perceived benefit to the customer in terms of patient service and return on investment. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time-consuming and uncertain. We have in the past experienced delays in product development. We cannot assure you that we will successfully identify new product opportunities, be financially or otherwise capable of the research and development to bring new products to market in a timely manner or that product and technologies developed by others will not render our products obsolete.

We May Not Be Able to Compete Successfully Against Our Current and Future Competitors.

Our products compete with those of a number of foreign and domestic companies, including those companies that market traditional dental products such as dental drills, as well as other companies that market laser technologies in the dental and medical markets that we address. Some of our competitors have greater financial, technical, marketing or other resources than us. This may allow them to respond more quickly to new or emerging technologies and to devote greater resources to the development and introduction of enhanced products than we can. In addition, the rapid technological changes occurring in the healthcare industry are expected to lead to the entry of new competitors, especially as dental and medical lasers gain increasing market acceptance. Our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to grow and remain competitive. New competitors or technology changes in laser products and methods could cause commoditization of such products, require price discounting or otherwise adversely affect our gross margins.

Changes in Government Regulation or the Inability to Obtain Necessary Government Approvals Could Harm Our Business.

Our products are subject to extensive government regulation, both in the United States and other countries. To clinically test, manufacture and market products for human diagnostic and therapeutic use, we must comply with regulations and safety standards set by the U.S. Food and Drug Administration and comparable state and foreign agencies. Generally, products must meet regulatory standards as safe and effective for their intended use prior to being marketed for human applications. The clearance process is expensive, time-consuming and uncertain. The failure to receive requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive.

If Our Customers Cannot Obtain Third Party Reimbursement for Their Use of Our Products, They May Be Less Inclined to Purchase Our Products.

Our products are generally purchased by dental or medical professionals who then bill various third party payors, such as government programs or private insurance plans, for the procedures conducted using these products. In the United States third party payors review and frequently challenge the prices charged for medical services. In many foreign countries, the prices are predetermined through government regulation. Payors may deny coverage and reimbursement if they determine that the procedure was not medically necessary (for example, cosmetic) or that the device used in the procedure was investigational. We believe that most of the procedures being performed with our current products generally have been reimbursed, with the exception of cosmetic applications such as tooth whitening. The inability to obtain reimbursement for services using our products could deter dentists and physicians from purchasing or using our products. We cannot predict the effect of future healthcare reforms or changes in financing for health and dental plans. Any such changes could have an adverse effect on the ability of a dental or medical professional to generate a return on investment using our current or future products. Such changes would act as disincentives for capital investments by dental and medical professionals and could have an adverse effect on our business, financial condition and results of operations.

The Failure to Attract and Retain Key Personnel Could Adversely Affect Our Business.

Our future success depends in part on the continued service of certain key personnel, including Jeffrey W. Jones, our Chief Executive Officer, Edson J. Rood, our Chief Financial Officer, Ioana Rizoiu, our Vice President of Clinical Research, and Keith Bateman, our Vice President of Global Sales. We do not have employment agreements with any of our key employees, other than with Mr. Jones, whose employment agreement was renewed in January 2002 for an additional two-year term.

Our success will also depend in large part on our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

Potential Future Acquisitions Could Have Unintended Negative Consequences Which Could Harm Our Business and Cause Our Stock Price to Decline.

We may consider pursuing acquisitions of businesses, products or technologies in the future as a part of our growth strategy. Acquisitions could require significant capital infusions and could involve many risks, including but not limited to the following:

•	We may encounter difficulties in assimilating and integrating the operations, products and workforce of the acquired companies;

•
Acquisitions may materially and adversely affect our results of operations because they may require large one-time charges or could result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation or deferred compensation charges, or the amortization of amounts related to deferred compensation, goodwill and other intangible assets;

•	Acquisitions may be dilutive to our existing stockholders;

•	Acquisitions may disrupt our ongoing business and distract our management; and

•	Key personnel of the acquired company may decide not to work for us.

We cannot assure you that we will be able to identify or consummate any future acquisitions on acceptable terms, or at all. In the event we do pursue any acquisitions, it is possible that we may not realize the anticipated benefits from such acquisitions.

We May Not Be Able to Continue or Increase Our Net Income in the Future, Which May Cause the Trading Price of Our Common Stock to Decline.

We may not be able to continue to achieve net income. Prior to the third and fourth quarters of 2001, we had not reached the break-even point as we transitioned from our research and development phase and began commercializing our technology. Even if we continue to achieve net income, we may not be able to increase net income on a quarterly or annual basis in the future. Our ability to achieve sustained or increased net income is, in turn, dependent on many of the other risk factors identified in this prospectus. If we are unable to continue or increase our net income in the future, we may not be able to successfully operate our business and our stock price may decline.

Our Common Stock Price Has Been Volatile, Which Could Result in Substantial Losses for Individual Stockholders.

Our common stock recently was listed and began trading on the Nasdaq National Market and has only limited daily trading volume. Our common stock previously traded on the Nasdaq SmallCap Market. The trading price of our common stock has been and may continue to be volatile. The market for technology companies, in particular, has, from time to time, experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. For example, the closing per share sale price of our common stock fluctuated from $6.80 to $1.53 during 2001 despite steady improvement in our financial performance. On August 9, 2001, the closing sale price of our common stock declined 12% from $5.87 per share on volume of approximately 900,000 shares, absent any news about or announcements by us. The trading price of our common stock could be affected by a number of factors, including, but not limited to, changes in expectations of our future performance, changes in estimates by securities analysts (or failure to meet such estimates), quarterly fluctuations in our revenue and financial results and a variety of risk factors, including the ones described elsewhere in this prospectus. Periods of volatility in the market price of a company’s securities sometimes result in securities class action litigation. If this were to happen to us, such litigation would be expensive and would divert management’s attention. In addition, with only a limited public market for our stock, it would be difficult to sell a significant amount of our stock, which could cause a significant decline in the trading price of our stock. If our stock price drops below $3.00 per share for an extended period of time or we are otherwise unable to satisfy the continued listing requirements of the Nasdaq National Market, our shares could be delisted from the Nasdaq National Market and the marketability, liquidity and price of our common stock would be adversely affected.

The Common Stock Sold in This Offering Will Increase the Supply Of Our Common Stock On the Public Market, Which May Cause Our Stock Price to Decline.

The sale into the public market of the common stock to be sold in this offering could materially and adversely affect the market price of our common stock. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock to be sold in this offering will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress our stock price.

Investors in This Offering Will Suffer Immediate Dilution.

As of March 31, 2002, we had a net tangible book value of approximately $0.12 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities divided by the number of shares of common stock outstanding. Our net tangible book value per share is substantially less than the current market price per share of our common stock. If you pay more than the net tangible book value per share for common stock in this offering, you will suffer immediate and substantial dilution.

We May Issue Stock at a Discount to the Current Market Price, Which Would Dilute Our Existing Stockholders.

In order to raise the funds we require to execute our business plan and fund operations generally, we may continue to issue stock at a discount to the current market price. Transactions of that kind would result in dilution to our existing stockholders.

Future Sales of Our Common Stock Could Affect the Stock Price.

If our stockholders sell substantial amounts of our common stock, including shares issued on the exercise of options and warrants, in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of May 31, 2002, we had 20,027,948 shares of common stock outstanding. All of these shares, other than shares held by affiliates, are freely tradable.

We Have Adopted Anti-Takeover Defenses That Could Delay or Prevent an Acquisition of Our Company and May Affect the Price of Our Common Stock.

Certain provisions of our certificate of incorporation and stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, which will have terms as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors may, without obtaining stockholder approval, issue preferred stock with terms which could have preference over and adversely affect the rights of the holders of common stock. This issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We are also subject to the Delaware anti-takeover laws which may prevent, delay or impede a merger or takeover of our company, and we have not opted out of the provisions of such laws through either our certificate of incorporation or our bylaws.

In December 1998, we adopted a stockholder rights plan pursuant to which one preferred stock purchase right is distributed to our stockholders for each share of our common stock held by them. In the event that a third party acquires 15% or more of our outstanding common stock, the holders of these rights will be able to purchase the underlying junior participating preferred stock as a way to discourage, delay or prevent a change in control of our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult. The existence of these features could prevent others from seeking to acquire shares of our common stock in transactions at premium prices.

FORWARD-LOOKING STATEMENTS

This prospectus, together with all other information included in or incorporated by reference into this prospectus, contains forward-looking statements that are not historical facts but rather are based upon our current expectations, estimates, assumptions and projections about our industry and reflect management’s beliefs based upon information available to us at the time of this prospectus. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and could cause our actual results to differ materially and adversely from those expressed in any forward-looking statements. These risks and uncertainties include those described under “Risk Factors” and elsewhere in this prospectus, together with all other information included or incorporated by reference into this prospectus, and include but are not limited to the following:

•	Uncertainties relating to worldwide political stability, general economic conditions and trade policies;

•	Uncertainties relating to government and regulatory policies;

•	Unforeseen technological developments by competitors;

•	The entry of new, well-capitalized competitors;

•	The availability and pricing of materials used in the manufacture of our products;

•	Uncertainties relating to the development, ownership and enforcement of intellectual property rights;

•	Adverse changes in the financing of commercial health and dental plans;

•	Adverse changes in the financial markets affecting the availability and cost of capital;

•	The impact of natural disasters, including a major earthquake, on our operations; or

•	The ability to attract and retain qualified personnel to grow and compete effectively.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in our reports and other filings with the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

1.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002;

2.  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002;

3.  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the SEC on May 15, 2002, as amended;

4.  Our Definitive Proxy Statement filed with the SEC on April 22, 2002 in connection with our 2002 Annual Meeting of Stockholders held on May 23, 2002;

5.  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 30, 1991, including any amendment or report filed for the purpose of updating such description; and

6.  The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 29, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this prospectus but not delivered with the prospectus. Requests for copies of these documents should be submitted in writing to Investor Relations, at BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673, or by telephone at (949) 361-1200.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares being registered for sale as of the date of this prospectus and the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of May 31, 2002. We are unable to determine the exact number of shares that actually will be sold because the selling stockholders may sell all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated.

	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered in Offering	Beneficially Owned After Offering
Name of Selling Stockholder			Number of Shares	Percent of Outstanding Shares
CBG Compagnie Bancaire Geneve(1)	480,000	160,000	320,000	1.6%
Corner Bank Ltd.(2)	360,000	360,000	—	—
Corner Banque S.A.(3)	105,000	105,000	—	—
GEM Holdings Corp.(4)	566,400	256,600	309,800	1.5%
Triglova Finance S.A.(5)	62,500	62,500	—	—

Total	1,573,900	944,100	629,800	3.0%

(1)	Includes 160,000 shares of common stock subject to warrants which are immediately exercisable.
(2)	Includes 260,000 shares of common stock subject to warrants which are immediately exercisable.
(3)	Includes 40,000 shares of common stock subject to warrants which are immediately exercisable.
(4)	Includes 200,000 shares of common stock subject to warrants which are immediately exercisable.
(5)
Includes 62,500 shares of common stock subject to warrants which are immediately exercisable for our common stock at a price per share of $2.50 and which expire in June 2003. The warrants were originally issued to Eurocapital Limited, which acted as our agent for the private placement completed in March 2000, but were subsequently transferred by Eurocapital Limited to Triglova Finance S.A. in May 2001. Our Chairman of the Board, Federico Pignatelli, has in the past acted as an agent of Eurocapital Limited, but has no current relationship, financial or otherwise, with Eurocapital Limited. Mr. Pignatelli disclaims beneficial ownership of the shares that were transferred by Eurocapital Limited and that are being offered by Triglova Finance S.A.

The information provided above is based upon information provided by each respective selling stockholder and public documents filed with the SEC and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned and used to calculate the percentage beneficial ownership of each listed stockholder includes the shares of common stock underlying warrants or preferred stock held by such stockholder that are exercisable or convertible within 60 days of May 31, 2002. The term “selling stockholders” includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each stockholder is based on 20,027,948 shares of our common stock outstanding as of May 31, 2002. Except as indicated in this prospectus, we are not aware of any material relationship between us and any selling stockholder within the past three years other than as a result of the ownership of the selling stockholders’ shares.

CBG Compagnie Bancaire Geneve, Corner Bank Ltd. and Corner Banque S.A. acquired their beneficial ownership of 625,000 shares offered by this prospectus, in connection with a private placement completed in

March 2000, in which we issued and sold 125 units to them. Each unit was sold at a price per unit of $21,775 and consisted of 10,000 shares of our common stock and an immediately exercisable redeemable warrant that expires in June 2003, to purchase 5,000 shares of our common stock at a price per share of $2.50.

We may redeem, at a cash price per warrant of $0.01, all of the warrants held by CBG Compagnie Bancaire Geneve, Corner Bank Ltd., Corner Banque S.A. and Triglova Finance S.A., provided that the closing price per share of our common stock has equaled or exceeded $5.00 for the 20 trading days preceding the call for redemption. In March 2002, Corner Bank Ltd. and Corner Banque S.A. partially exercised their warrants and purchased 100,000 shares and 65,000 shares, respectively, of our common stock at a price per share of $2.50.

In connection with the March 2000 private placement of shares of our common stock including warrants to purchase shares of our common stock, we agreed to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, for the purpose of registering such shares for resale from time to time by the selling stockholders. We also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement continuously effective in order to permit this prospectus to be usable by the selling stockholders until the earlier of the date when the selling stockholders have sold all of the placement shares or two years from the date of the last exercise of a warrant issued in the placement.

Beginning in December 1999, we have entered into extension agreements with GEM Holdings Corp., pursuant to which GEM has agreed to continue to guarantee all obligations due under our bank credit facility. Pursuant to these agreements, we have issued three warrants to GEM, one to purchase an aggregate of 50,000 shares of our common stock at an exercise price per share of $3.00 that expires in June 2003, another to purchase an aggregate of 50,000 shares of our common stock at an exercise price per share of $3.00 that expires in May 2003 and another to purchase an aggregate of 100,000 shares of our common stock at an exercise price per share of $2.00 that expires in December 2003. Pursuant to our agreements with GEM, we granted “piggyback” registration rights that obligate us to include the shares beneficially owned by GEM in any registration statement that we file with the SEC on which it would be appropriate to register shares for resale, until such time as the shares held by GEM may be sold pursuant to exemptions from the registration requirements of the Securities Act.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.

USE OF PROCEEDS

The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of those shares. Accordingly, we will not receive any of the proceeds from sales of the shares offered by this prospectus. However, we could receive proceeds of up to $1,806,250 if the warrants are exercised by the selling stockholders, and those proceeds will be used for our general corporate purposes. See “Selling Stockholders” on pages 12-13.

PLAN OF DISTRIBUTION

We are registering all 944,100 shares of common stock (and associated purchase rights) covered by this prospectus on behalf of the selling stockholders. This amount includes 221,600 shares of common stock and

722,500 shares of common stock issuable upon exercise of immediately exercisable warrants to purchase common stock, acquired by certain selling stockholders in March 2000 pursuant to a private placement and by the remaining selling stockholder pursuant to certain service agreements with us. We will not receive any of the proceeds from sales of the shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants and those proceeds will be used for our general corporate purposes.

The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell these shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California.

EXPERTS

The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus and related registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.